Exhibit 4.209

EXECUTION VERSION

BANK OF AMERICA CORPORATION

FOURTH SUPPLEMENTAL INDENTURE

Dated as of September 30, 2013

Supplementing the Junior Subordinated Indenture,

Dated as of December 14, 2006,

of

MERRILL LYNCH & CO., INC.

to

THE BANK OF NEW YORK MELLON

(formerly known as The Bank of New York),

as Trustee,

as Amended and Supplemented

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of September 30, 2013 (this “Fourth Supplemental Indenture”), by and among BANK OF AMERICA CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Parent”), MERRILL LYNCH & CO., INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee under the Indenture referred to herein (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee its Indenture, dated as of December 14, 2006 (as amended and supplemented, the “Indenture”), providing for the issuance of unsecured junior subordinated debt securities of the Company (the “Securities”);

WHEREAS, there is outstanding under the Indenture one or more series of the Securities;

WHEREAS, the Parent owns directly all of the issued and outstanding capital stock of the Company;

WHEREAS, the Parent intends to merge the Company into the Parent pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), with the Parent continuing as the surviving corporation of, and assuming all obligations of the Company in, such merger (the “Merger”), effective at the date and time the Certificate of Ownership and Merger with respect to the Merger (the “Certificate of Ownership and Merger”) is filed by the Parent with the Secretary of State of the State of Delaware, or at such later date and time as is set forth in the Certificate of Ownership and Merger (such effective date and time, the “Merger Effective Time”);

WHEREAS, at the Merger Effective Time the separate corporate existence of the Company shall cease, and, from and after the Merger Effective Time, the Parent shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company, all as provided under the DGCL;

WHEREAS, Section 8.1 of the Indenture provides, in part, that the Company shall not merge into any other corporation, unless (1) the successor corporation in the merger shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia and such successor corporation shall expressly assume, by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such merger, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and (3) such merger is permitted under the related Trust Agreement and related Merrill Lynch Guarantee and does not give rise to any breach or violation of the related Trust Agreement or related Merrill Lynch Guarantee;

WHEREAS, Section 9.1(1) of the Indenture provides that, without consent of any Holders of the Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture, in form satisfactory to the Trustee, to evidence the succession of another corporation to the Company in accordance with the provisions of Article VIII of the Indenture, and the assumption by the successor corporation of the covenants of the Company under the Indenture and in the Securities contained;

WHEREAS, in connection with the Merger, the Company and the Parent desire to execute and deliver this Fourth Supplemental Indenture in compliance and accordance with Sections 8.1 and 9.1(1) of the Indenture, and by this Fourth Supplemental Indenture to amend and supplement the Indenture in certain respects to evidence the succession of the Parent to the Company and the express assumption by the Parent of the covenants of the Company in the Indenture and contained in the Securities at the Merger Effective Time;

WHEREAS, the Company and the Parent have requested that the Trustee join with them in the execution and delivery of this Fourth Supplemental Indenture, and, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture; and

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture have been duly authorized by all necessary corporate action on the part of each of the Company and the Parent, and all conditions precedent and acts and things necessary to make this Fourth Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, done and performed.

NOW, THEREFORE, in consideration of the premises, the Company, the Parent and the Trustee hereby covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

ASSUMPTION AND SUCCESSION BY THE SUCCESSOR CORPORATION

Section 1.1. Assumption of Obligations. Pursuant to, and in compliance and accordance with, Section 8.1 of the Indenture, by this Fourth Supplemental Indenture, at the Merger Effective Time, the Parent expressly assumes the due and punctual payment of the principal of and premium, if any, and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

Section 1.2. Substitution; Relief of Obligation. Pursuant to Section 8.2 of the Indenture, at the Merger Effective Time, the Parent shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if it had been named as the Company in the Indenture, and the Company shall be discharged from all obligations and covenants under the Indenture and the Securities.

Section 1.3. Representations of the Parent. The Parent represents and warrants that it is a corporation organized and existing under the laws of the State of Delaware and the surviving corporation in the Merger.

ARTICLE II

MISCELLANEOUS

Section 2.1 Effectiveness of Fourth Supplemental Indenture. This Fourth Supplemental Indenture shall be effective upon the execution and delivery hereof; provided, however, that neither the Parent’s express assumption pursuant to Section 1.1 hereof nor succession and substitution pursuant to Section 1.2 hereof shall be operative or have any effect until the Merger Effective Time, and at the Merger Effective Time, Section 1.1 and Section 1.2 hereof shall be effective and operative without further action by any party. Notwithstanding any provision hereof to the contrary, in the event the Merger fails to occur on or prior to December 31, 2013, then the terms of this Supplemental Indenture shall be automatically null and void and of no force or effect, and the Indenture and Securities shall continue in full force and effect without any modification or amendment hereby.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indentures Construed Together. This Fourth Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

Section 2.4 Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act (the “TIA”) that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

Section 2.6 Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Defined Terms. Capitalized terms used but not defined in this Fourth Supplemental Indenture have the meanings ascribed to such terms in the Indenture.

Section 2.8 Addresses for Notice, etc., to the Parent. For purposes of Section 1.5 of the Indenture, the address of the Parent (until another address is furnished in writing to the Trustee by the Parent) is as follows:

Bank of America Corporation

Bank of America Corporate Center, NC1-007-06-10

100 North Tryon Street

Charlotte, North Carolina 28255-0065

Attention: Corporate Treasury—Global Funding Transaction Management

Facsimile Number: (704) 548-5999

With a copy to:

Bank of America Corporation

101 South Tryon Street, NC1-002-29-01

Charlotte, North Carolina 28255

Attention: General Counsel, Legal Department

Facsimile Number: (980) 386-1670

Section 2.8 Headings. The Article and Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.9 Benefits of Fourth Supplemental Indenture, etc. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Securities, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

Section 2.10 Concerning the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere so provided in this Fourth Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals contained herein shall be taken as the statements of the Company and the Parent, as applicable, and not of the Trustee.

Section 2.11 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but all such counterparts shall together constitute one and the same instrument.

Section 2.12 Governing Law. This Fourth Supplemental Indenture and the rights and obligations of each of the Holders, the Company, and the Trustee shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without reference to its conflicts of law provisions (other than Section 5-1401 of the General Obligations Law).

Section 2.13 Notice to the Trustee. The Parent shall give the Trustee prompt notice of the Merger Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

THE PARENT:

Bank of America Corporation

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

THE COMPANY:

Merrill Lynch & Co., Inc.

By:	/s/ ANGELA C. JONES
	Name:	Angela C. Jones
	Title:	Senior Vice President

THE TRUSTEE:

The Bank of New York Mellon

By:	/s/ FRANCINE KINCAID
	Name:	Francine Kincaid
	Title:	Vice President

[SIGNATURE PAGE – FOURTH SUPPLEMENTAL INDENTURE TO

THE INDENTURE DATED AS OF DECEMBER 14, 2006]